UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 15, 2008

CMR Mortgage Fund II, LLC

 (Exact name of registrant as specified in its charter)

California	000-52903	20-0671528
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation or organization)		Identification No.)

62 First Street, 4th Floor
San Francisco, California		94105
(Address of principal executive offices)		(Zip Code)

(415) 974-1100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02               Results of Operations and Financial Condition.

The response to this item is incorporated by reference from Item 8.01 below.

Item 2.06               Material Impairments.

The response to this item is incorporated by reference from Item 8.01 below.

Item 8.01               Other Events.

In a Form 12b-25 filed by CMR Mortgage Fund II, LLC (“Fund II”) on April 1, 2008, Fund II reported that it was unable to file its Form 10-K for the fiscal year ended December 31, 2007 (the “2007 Form 10-K”) by the prescribed filing date without unreasonable effort or expense because it required additional time to finalize the collateral reviews and valuation analysis on its loan portfolio and real estate owned in order to ensure proper recognition of revenues, expenses and loan loss reserves requirements, in the face of the well-publicized decline in real estate values.  The Form 12b-25 also reported that Fund II expected to file the 2007 Form 10-K by April 15, 2008 and that it was not anticipated that any significant change in results of operations from the corresponding period for the last fiscal year would be reflected by the earnings statement to be included in the 2007 Form 10-K.  Such reports were made upon the belief that, despite the unprecedented turmoil in the mortgage and capital markets at the end of 2007 and into 2008, then projected loan loss reserves could be substantiated by existing Fund II records and that it would not be necessary to further increase the reserves in respect of Fund II loans.  In the course of the review, it has been determined that current real estate market conditions dictate that new appraisals be obtained in respect of some of the properties securing Fund II loans and that additional loan loss reserves may be required.

As previously reported, through 2007, Fund II made distributions to members at 9% of average members’ capital despite investment returns that were somewhat less than that level,  and prior to the third quarter honored substantially all requests for redemptions by members.  Fund II’s ability to make these distributions without impacting members’ capital at year end was supported by California Mortgage and Realty, Inc. (the “Manager”),  which purchased $6.2 million in principal amount of impaired loans from Fund II and made a $0.6 million payment on a note the Manager had issued to Fund II in connection with a 2006 purchase of real estate upon which Fund II had foreclosed. During 2007, the Manager elected to forego approximately $0.9 million of the asset management fees and $0.3 million of loan servicing fees that it was entitled to receive.  At year end, the Manager also absorbed all $1.2 million of Fund II’s additional operating expenses.  Subsequent to year end, the deterioration in Fund II’s operations accelerated with delinquencies, which represented 31% of the total balance of the loan portfolio at year end, increasing to 78% of the loan portfolio at March 31, 2008.

As the result of the turmoil in the capital markets and gridlock in the real estate markets during 2007 and into 2008, and despite these actions by the Manager, Fund II has incurred a significant decline in cash flow and loss of liquidity over a short period of time.  With the sharp decline in interest payments and steep reduction in loan payoffs, additional sources of cash are required for Fund II to continue operations.  Although the Manager believes that the markets will eventually stabilize and return to more traditional conditions, the turmoil in the industry appears to be much greater than a normal cyclical swing.  As a result, Fund II is evaluating its loan portfolio as of December 31, 2007 for impairment.  Once the evaluation is completed, Fund II may record additional provision to the loan loss reserve.

The Manager’s support of Fund II operations and those of certain other entities it manages also exhausted the Manager’s liquid assets.  The Manager services all the loans Fund II owns (and as such is responsible for collections of interest and principal, and maintaining the security supporting the loans) and provides or obtains administrative services on Fund II’s behalf, including accounting and legal services.

Fund II and the Manager have taken the following actions:

•              Commencing in January 2008, Fund II lowered its rate of distributions to the amount of monthly net income (as compared to the targeted return as was done in prior periods).

•              On April 1, 2008, Fund II suspended indefinitely monthly distributions and members’ redemptions.

•              On April 11, 2008, David Choo, the sole director of the Manager, executed a Contribution Agreement with Fund II and certain other entities that the Manager sponsors, pursuant to which Mr. Choo has agreed to use his diligent good faith and best efforts to sell or cause to be sold certain properties that he owns or controls and to contribute or advance $5.0 million to the Manager to be used to pay notes and other obligations the Manager has to Fund II and these entities.  The agreement also commits Mr. Choo to fund an operating reserve at the Manager of at least $1.5 million to be used solely for the Manager’s overhead and operating costs.  The agreement further provides that any net cash sales proceeds remaining be held by Mr. Choo or the Manager such that they remain available to the Manager and Fund II and these entities as reasonably required to pay Fund II’s and their current operating expenses and otherwise remain solvent.  There can be no assurance that Fund II will receive all or any portion of this amount in a timely manner or at all, or even if such amount is received, that it will be sufficient to assure Fund II’s continued ability to operate. There can be no assurance that the Manager will receive all or any portion of this amount in a timely manner or at all, or even if such amount is received, that it will be sufficient to assure the Manager’s continued ability to operate.

Fund II’s independent registered public accounting firm has indicated that it expects that the audit report on Fund II’s financial statements for  2007 will include a going-concern qualification indicating that the reduction in cash flows and the fact that the forbearance agreement in respect of the Wells Fargo Foothill loan, which is collateralized by the entire Fund II loan portfolio, has not been extended, causes substantial doubt about Fund II’s ability to continue as a going-concern.

Fund II will continue to attempt to complete and file the 2007 Form 10-K as promptly as practicable; appraisals and audit procedures, may, however, require an additional approximately two to five weeks.

Forward Looking Statements

Statements contained in this Current Report on Form 8-K that relate to Fund II or the Manager’s current beliefs, expectations or predictions of the future, including but not limited to expectations in regard to loan losses, sources of funds to it and to the Manager and future conditions in the real estate market, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Fund II’s results of operations and financial condition could differ materially from those projected in the forward-looking statements.  The actual results of operations will depend on a number of factors, including Mr. Choo’s ability to sell the properties that he owns and other factors set forth under “Risk Factors” in Fund II’s Form 10 Registration Statement, as well as any other matters that arise in the process of attempting to complete the 2007 Form 10-K.  Fund II assumes no obligation to update or revise the forward-looking statements in this report because of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CMR Mortgage Fund II, LLC

		By:	California Mortgage and Realty, Inc., its Manager

Date:	April 15, 2008	By:		/s/ James Gala
			Name:	James Gala
			Title:	CEO/CFO